Board of Directors

Newmarkt Corp.

5348 Vegas Drive

Las Vegas, Nevada

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated July 8, 2016 relating to the financial statements of Newmarkt Corp. as of April 30, 2016, and for the  period from July 17, 2015 (inception) to April 30, 2016, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

July 18, 2016